Exhibit 99.1

Press Release dated February 24, 2010

 [See Attached]

Contact:	Jane W. McCahon, Vice President, Corporate Relations
(312) 592-5379, jane.mccahon@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341, julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

U.S. CELLULAR PRESIDENT AND CEO JOHN E. ROONEY TO RETIRE IN 2010

CHICAGO – Feb. 24, 2010 – United States Cellular Corporation [NYSE: USM] today announced that its president and CEO, John (“Jack”) E. Rooney, will retire in 2010. Executive recruiting firm Spencer Stuart is currently conducting a search for Rooney’s replacement.

Jack Rooney, age 67, joined U.S. Cellular as president and CEO in 2000. During his 10 years of leadership, the company has grown into the sixth-largest wireless provider in the U.S., with more than six million customers, and service revenues have more than doubled. Rooney unified U.S. Cellular’s associates around a common focus—the customer. The company’s unique culture, called the Dynamic Organization, is a significant competitive advantage, with U.S. Cellular’s 8,700 associates committed to providing the best in customer satisfaction.

“I am extremely proud of U.S. Cellular’s success, which is driven by the customer-centric culture that we have all built together over the last decade,” said Rooney. “I know that the company’s core values, which are shared by all associates, as well as the transformative initiatives we are currently implementing, will ensure that U.S. Cellular continues to thrive and grow. I have great faith in the company’s leaders and associates, and I am confident that they will guide U.S. Cellular forward, while maintaining the customer focus that makes our company unique.”

“Jack Rooney’s leadership has positioned U.S. Cellular to compete effectively in the ever-changing wireless marketplace,” said LeRoy T. Carlson, Jr., chairman of the board of U.S. Cellular, and president and CEO of U.S. Cellular’s majority owner, Telephone and Data Systems [NYSE: TDS, TDS.S]. “His relentless focus on providing a high-quality customer experience has driven the company to excel in customer satisfaction, as well as in network quality and associate satisfaction. Jack’s vision and values have made U.S. Cellular the company it is today, and the strong business foundation he helped to create will provide tremendous support to the company in the years to come.”

About U.S. Cellular

United States Cellular Corporation, the nation's sixth-largest wireless carrier, provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to 6.1 million customers in 26 states. The Chicago-based company employed approximately 8,700 full-time equivalent associates as of Sept. 30, 2009. At the end of 2009, Telephone and Data Systems, Inc. owned 82 percent of U.S. Cellular. Visit www.uscellular.com for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information, and more.

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